UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 17, 2011

LEGACY BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware State of Other Jurisdiction of Incorporation	000-51525 Commission File Number	20-3135053 I.R.S. Employer Identification Number
99 North Street, Pittsfield, Massachusetts 01201
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (413) 443-4421
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
     On May 17, 2011, Berkshire Hills Bancorp, Inc. (“Berkshire Hills”), holding company of Berkshire Bank, and Legacy Bancorp, Inc. (“Legacy”), holding company of Legacy Banks, entered into a Letter of Agreement with the United States Department of Justice (“DOJ”) regarding the divesture of four (4) Legacy Banks branches located in Berkshire County, Massachusetts (“LOA”). The planned branch divestiture is occurring in connection with the pending acquisition of Legacy by Berkshire Hills. The four Legacy branches subject to the divestiture agreement had aggregate deposits of $158.1 million as of June 30, 2010. The divesture is designed to resolve any competitive concerns raised by the DOJ concerning the pending merger. The pending merger is also subject to the approval or non-objection of the Commonwealth of Massachusetts, Federal Deposit Insurance Corporation, Office of Thrift Supervision and the stockholders of Berkshire Hills and Legacy.
     The LOA provides, among other things, that the parties will take certain required steps to sell the identified branches to a competitively suitable purchaser or purchasers, which purchaser or purchasers will be subject to the prior approval of the DOJ. The agreement provides that the parties will preserve, maintain and continue to operate the subject branches prior to consummation of the divestiture to an approved purchaser or purchasers. The LOA also provides that the parties will execute an agreement to divest the branches prior to the consummation of the merger and such divestiture must occur within 180 days after the consummation of the merger and, if not complete by such time, the branches will be transferred to an independent trustee for sale. Additionally, the agreement requires that if the parties determine to discontinue retail banking services at any branch located in Berkshire County within two years following the merger, the parties will notify the DOJ and sell or lease such branch to an FDIC insured institution. A divestiture statement identifying the subject branches and other information is available on the website of each party.

Item 9.01.	Financial Statements and Exhibits
(a)	Financial Statements of Businesses Acquired. Not applicable.

(b)	Pro Forma Financial Information. Not applicable.

(c)	Shell Company Transactions. Not applicable.

(d)	Exhibits. None.

A. SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Legacy Bancorp, Inc.
DATE: May 18, 2011	By:	/s/ J. Williar Dunlaevy
J. Williar Dunlaevy
Chairman and Chief Executive Officer